Exhibit 10.5

AMENDED AND RESTATED

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS AMENDED AND RESTATED FOURTH AMENDMENT TO LEASE AMENDS, RESTATES AND SUPERSEDES IN ITS ENTIRETY THAT CERTAIN FOURTH AMENDMENT TO LEASE DATED AS OF MARCH 31, 2020, BY AND BETWEEN TENANT (AS DEFINED BELOW) AND LANDLORD (AS DEFINED BELOW).

THIS AMENDED AND RESTATED FOURTH AMENDMENT TO LEASE AGREEMENT (this “Fourth Amendment”) is made as of this 4 day of August, 2020, between ARE-MA REGION NO. 20, LLC, a Delaware limited liability company (“Landlord”), and ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation (“Tenant”).

RECITALS:

A.Tenant and Landlord are parties to that certain Lease Agreement dated as of October 30, 2015, as amended by that certain First Amendment to Lease Agreement dated as of March 20, 2018, as further amended by that certain Second Amendment to Lease Agreement dated as of July 1, 2018 (the “Second Amendment”), and as further amended by that certain Third Amendment to Lease Agreement dated as of July 29, 2019 (the “Third Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases from Landlord certain premises consisting of approximately 24,038 rentable square feet (the “Existing Premises”) in that certain building located at 19 Presidential Way, Woburn, Massachusetts (the “Building”), as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant acknowledge and agree that Landlord has (i) entered into a termination agreement with APT USA LLC (“APT”), the prior tenant of the Second Expansion Premises (as defined below), pursuant to which Landlord and APT have accelerated the expiration date of APT’s lease with respect to the Second Expansion Premises, and (ii) entered into a termination agreement Enko Chem, Inc. (“Enko Chem”), the existing tenant of the Third Expansion Premises (as defined below), pursuant to which Landlord and Enko Chem have agreed to accelerate the expiration date of Enko Chem’s lease with respect to the Third Expansion Premises.

C.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding (i) that portion of (x) the third floor of the Building commonly known as Suite 302, containing approximately 7,957 rentable square feet of laboratory/office space, and (y) the first floor of the Building commonly known as Suite 100l, containing approximately 130 rentable square feet of storage space (collectively, the “Second Expansion Premises”), and (ii) that portion of (x) the third floor of the Building commonly known as Suite 306, containing approximately 7,805 rentable square feet, and (y) the first floor of the Building commonly known as Suite 100H, containing approximately 130 rentable square feet of storage space (collectively, the “Third Expansion Premises”), all as shown on Exhibit A attached to this Fourth Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant and Landlord agree as follows:

1.Second/Third Expansion Premises.  In addition to the Existing Premises, (a) commencing on the Second Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises, and (b) commencing on the Third Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Third Expansion Premises.

2.Delivery.

(a)Second Expansion Premises.  The “Second Expansion Premises Commencement Date” shall be the date that is 1 business day after the mutual execution of this Fourth Amendment by the parties.  Landlord shall deliver the Second Expansion Premises to Tenant on the Second Expansion Premises Commencement Date.

Except as otherwise expressly set forth in the Lease or this Fourth Amendment: (i) Tenant shall accept the Second Expansion Premises in their condition as of the Second Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken.

For the period of 60 consecutive days after the Second Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving only the Second Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

During the Term, at no additional cost, Tenant shall have the right to use the furniture, fixtures and equipment belonging to Landlord located within the Second Expansion Premises on the Second Expansion Premises Commencement Date ("Landlord's Furniture").  Tenant shall have no right to remove any of Landlord's Furniture from the Second Expansion Premises at any time during the Term.  Tenant shall return Landlord’s Furniture to Landlord at the expiration or earlier termination of the Term in substantially the same condition as received by Tenant, except for ordinary wear and tear and casualty.

For the avoidance of doubt, Tenant shall not be required to remove or restore the improvements existing in the Second Expansion Premises as of the Second Expansion Premises Commencement Date at the expiration or earlier termination of the Term.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises or Landlord’s Furniture, and/or the suitability of the Second Expansion Premises or Landlord’s Furniture for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises or Landlord’s Furniture are suitable for the Permitted Use.

(b)Third Expansion Premises.  Landlord shall use reasonable efforts to deliver the Third Expansion Premises to Tenant on August 29, 2020.  If Landlord fails to deliver the Third Expansion Premises to Tenant on August 29, 2020, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Third Expansion Premises shall not be void or voidable except as provided herein.  If Landlord does not deliver the Third Expansion Premises to Tenant by September 15, 2020, for any reason other than Force Majeure delays, Tenant shall have the right to terminate the Lease with respect to the Third Expansion Premises only by written notice to Landlord, and if so terminated by Tenant, the terms of this Fourth Amendment relating to the Third Expansion Premises only shall be null and void and neither Landlord nor Tenant shall have any further rights, duties or obligations under this Fourth Amendment with respect to the Third Expansion Premises, except with respect to provisions which expressly survive termination of this Fourth Amendment.  If Tenant does not elect to void the Lease with respect to the Third Expansion Premises on or before October 12, 2020, such right to void the Lease with respect to the Third Expansion Premises shall be waived and this Fourth Amendment shall remain in full force and effect.  Landlord and Tenant acknowledge and agree that, notwithstanding anything to the contrary contained in this Fourth Amendment or in the Lease, the failure of Enko Chem to surrender the Third Expansion Premises shall in no event constitute a Force Majeure delay.

The “Third Expansion Premises Commencement Date” shall be the date that Landlord delivers the Third Expansion Premises to Tenant.

Except as otherwise expressly set forth in the Lease or this Fourth Amendment: (i) Tenant shall accept the Third Expansion Premises in their condition as of the Third Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Third Expansion Premises; and (iii) Tenant’s taking possession of the Third Expansion Premises shall be conclusive evidence that Tenant accepts the Third Expansion Premises and that the Third Expansion Premises were in good condition at the time possession was taken.

For the period of 60 consecutive days after the Third Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving only the Third Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Third Expansion Premises, and/or the suitability of the Third Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Third Expansion Premises are suitable for the Permitted Use.

(c)General.  Upon the request of Landlord or Tenant, the parties shall execute and deliver a written acknowledgment of the Second Expansion Premises Commencement Date and the Third Expansion Premises Commencement Date in substantially the form of the “Acknowledgement of Second Expansion Premises Commencement Date” attached hereto as Exhibit B; provided, however, either party’s failure to execute and deliver such acknowledgment shall not affect Landlord’s or Tenant’s rights hereunder.

3.Premises and Rentable Area of Premises.

(a)Commencing on the Second Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises:  That portion of the Building, consisting of (i) approximately 17,475 rentable square feet of laboratory/office space on the second floor of the Building (the “Original Premises”), (ii) approximately 108 rentable square feet of storage space on the first floor of the Building (the “Storage Premises”), (iii) approximately 6,455 rentable square feet of laboratory/office space on the third floor of the Building (the “Expansion Premises”), and (iv) the third floor of the Building commonly known as Suite 302, containing approximately 7,957 rentable square feet of laboratory/office space, plus the first floor of the Building commonly known as Suite 100L, containing approximately 130 rentable square feet of storage space (the “Second Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises:  32,125 sq. ft.”

As of the Second Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Second Expansion Premises as shown on Exhibit A attached to this Fourth Amendment.

(b)Commencing on the Third Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises:  That portion of the Building, consisting of (i) approximately 17,475 rentable square feet of laboratory/office space on the second floor of the Building (the “Original Premises”), (ii) approximately 108 rentable square feet of storage space on the first floor of the Building (the “Storage Premises”), (iii) approximately 6,455 rentable square feet of laboratory/office space on the third floor of the Building (the “Expansion Premises”), (iv) the third floor of the Building commonly known as Suite 302, containing approximately 7,957 rentable square feet of laboratory/office space, plus the first floor of the Building commonly knowns as Suite 100L, containing approximately 130 rentable square feet of storage space (the “Second Expansion Premises”), and (v) that portion of the third floor of the Building commonly known as Suite 306, containing approximately 7,805 rentable square feet, plus the first floor of the Building commonly known as Suite 100H, containing approximately 130 rentable square feet of storage space (the “Third Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises:  40,060 sq. ft.”

As of the Third Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Third Expansion Premises as shown on Exhibit A attached to this Fourth Amendment.

4.Base Rent.

(a)Existing Premises.  Tenant shall continue to pay Base Rent with respect to the Existing Premises as provided for under the Lease through March 31, 2021. Commencing on April 1, 2021, Tenant shall pay Base Rent for the Existing Premises in the amount of $34.00 per rentable square foot of the Existing Premises per year.  Base Rent payable with respect to the Existing Premises shall increase on April 1, 2022, and on each April 1st thereafter through the Extended Expiration Date (as defined below in Section 5) (each, an “Existing Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Existing Premises immediately before such Existing Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Existing Premises immediately before such Existing Premises Commencement Date.

(b)Second Expansion Premises.  Commencing on the Second Expansion Premises Commencement Date, Tenant shall pay Base Rent with respect to the Second Expansion Premises in the amount of $38.50 per rentable square foot of the Second Expansion Premises per year.  Base Rent payable with respect to the Second Expansion Premises shall be increased on each annual anniversary of the Second Expansion Premises Commencement Date (each, a “Second Expansion Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Second Expansion Premises immediately before such Second Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Second Expansion Premises immediately before such Second Expansion Premises Adjustment Date.

(c)Third Expansion Premises.  Commencing on the Third Expansion Premises Commencement Date, Tenant shall pay Base Rent with respect to the Third Expansion Premises in the amount of $41.00 per rentable square foot of the Third Expansion Premises per year.  Base Rent payable with respect to the Third Expansion Premises shall be increased on each annual anniversary of the Third Expansion Premises Commencement Date (each, a “Third Expansion Premises Adjustment Date”) by multiplying the Base Rent payable with respect to the Third Expansion Premises immediately before such Third Expansion Premises Adjustment Date by 3%

and adding the resulting amount to the Base Rent payable with respect to the Third Expansion Premises immediately before such Third Expansion Premises Adjustment Date.

5.Base Term.  Commencing on the Second Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease shall be deleted in its entirety and replaced with the following”

“Base Term:  Commencing (i) with respect to Original Premises on the Commencement Date, (ii) with respect to the Expansion Premises on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and (iv) with respect to the Third  Expansion Premises on the Third Expansion Premises Commencement Date, and ending with respect to the entire Premises on April 30, 2025 (the “Extended Expiration Date”).”

6.Tenant’s Share.

(a)Commencing on the Second Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses:  22.17%”

(b)Commencing on the Third Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses:  27.65%”

7.Premises Improvements.  Commencing on the Second Expansion Premises Commencement Date, Landlord shall make available to Tenant a tenant improvement allowance in the amount of $477,645.00 (the “Fourth Amendment Improvement Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Premises (the “Premises Improvements”), which Premises Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant.  The Fourth Amendment Improvement Allowance shall be available only for the design and construction of the Premises Improvements.  The Fourth Amendment Improvement Allowance may not be used to purchase any furniture, personal property or other non-Building System materials or equipment, except that Tenant may use a portion of the Fourth Amendment Improvement Allowance for Tenant’s tele/data cabling.  Tenant acknowledges that upon the expiration or earlier termination of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant.  Except for the Fourth Amendment Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements.  The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease.  The contractor for the Premises Improvements shall be selected and engaged by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance.  Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Premises Improvements, Landlord shall reimburse Tenant for the cost of the Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily and reasonably obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request.  Upon completion of the Premises Improvements (and prior to any final disbursement of the Fourth Amendment Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans, if available, for Premises Improvements.  Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Fourth Amendment Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Fourth Amendment Improvement Allowance.  The Fourth Amendment Improvement Allowance shall only be available for use by Tenant for the construction of the Premises Improvements from the date of this Fourth Amendment through the date that is 36 months after the date of this Fourth Amendment (the “Outside Fourth Amendment Improvement Allowance Date”).  Any portion of the Fourth Amendment Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Fourth Amendment Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant.

Landlord and Tenant acknowledge that Tenant did not use any of the Improvement Allowance made available to Tenant pursuant to the Second Amendment.  Notwithstanding anything to the contrary contained in the Second Amendment or in this Fourth Amendment, in addition to the Fourth Amendment Improvement Allowance, Tenant shall have the right to use the Improvement Allowance in the amount of $64,550.00 toward the cost of the Premises Improvements prior to the Outside Fourth Amendment Improvement Allowance Date.

8.Right to Expand.

(a)Expansion in the Building.  Following the Second Expansion Premises Commencement Date, Tenant shall have the one-time right with respect to each suite identified as part of the Expansion Space, but not the obligation, to expand the Premises (the “Expansion Rights”) to include the Expansion Space upon the terms and conditions set forth in this Section.  For purposes of this Section 8(a), “Expansion Space” shall mean (i) that certain space on the first floor of the Building consisting of approximately 7,893 rentable square feet commonly known as Suite 104 (along with that certain space on the first floor of the Building commonly known as Suite 100G, containing approximately 260 rentable square feet of storage space), (ii) that certain space on the second floor of the Building consisting of approximately 9,521 rentable square feet commonly known as Suite 203 (along with that certain space on the first floor of the Building commonly known as Suite 100D, containing approximately 424 rentable square feet of storage space), (iii) that certain space on the second floor of the Building consisting of approximately 5,327 rentable square feet commonly known as Suite 204 (along with that certain space on the first floor of the Building commonly known as Suite 100C, containing approximately 489 rentable square feet of storage space), and (iv) that certain space on the third floor of the Building consisting of approximately 12,695 rentable square feet commonly known as Suite 304 (along with that certain space on the first floor of the Building commonly known as Suite 100E, containing approximately 400 rentable square feet of TC lab space), to the extent that each such space is not occupied by a tenant or which is occupied by a then-existing tenant whose lease is being terminated or whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space.  If all or a portion of the Expansion Space becomes available Landlord shall, at such time as Landlord shall elect so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (each, an “Expansion Notice”) of the availability of such Expansion Space, together with the terms and conditions on which Landlord is prepared to lease Tenant such Expansion Space.  Tenant shall be entitled to exercise its right under this Section 8(a) only with respect to the entire Expansion Space identified in an Expansion Notice (“Identified Expansion Space”). Tenant shall have 10 business days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of its Expansion Right (“Exercise Notice”) with respect to the Identified Expansion Space identified in the Expansion Notice.  Tenant shall be entitled to lease the Identified Expansion Space upon the terms and conditions set forth in the applicable Expansion Notice and otherwise consistent with the terms of the Lease.  Each time Tenant elects to exercise its Expansion Right with respect to an Identified Expansion Space, the Term of the Lease with respect to the entire Premises shall be extended through the date that is 60 months following the commencement date of the Lease with respect to the Identified Expansion Space identified in the applicable Expansion Notice, in which case Base Rent with respect to the existing Premises shall continue to increase annually by 3% per year through the Term, as extended.  Notwithstanding anything to the contrary contain herein, in no event shall the Fourth Amendment Improvement Allowance apply with respect to any Identified Expansion Space.  If Tenant fails to deliver an Exercise Notice to Landlord for Identified Expansion Space identified in an Expansion Notice within the required 10 business day period, Tenant shall be deemed to have waived its rights under this Section 8(a) to lease such Identified Expansion Space, and Landlord shall have the right to lease such Expansion Space to any third party on any terms and conditions acceptable to Landlord.  Notwithstanding anything to the contrary contained herein, Tenant shall have no right to exercise its Expansion Right and the provisions of this Section 8(a) shall no longer apply after the date that is 9 months prior to the Extended Expiration Date if Tenant has not exercised its Extension Right pursuant to Section 39 of the original Lease.

(b)Amended Lease.  If: (i) Tenant fails to timely deliver an Exercise Notice, or (ii) following Tenant’s delivery of an exercise notice to Landlord, Landlord tenders to Tenant an amendment to the Lease for the rental of the applicable Identified Expansion Space reasonably acceptable to Landlord and Tenant, each in their reasonable discretion, and Tenant fails to execute such Lease amendment within 10 days following such tender, Tenant shall be deemed to have waived its right to lease such Identified Expansion Space.

(c)Exceptions.  Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(ii) during any period of time that Tenant is in default (following any applicable notice and cure periods) under any provision of the Lease; or

(ii) if Tenant has been in default (following any applicable notice and cure periods) under any provision of the Lease 3 or more times, whether or not the defaults (following any applicable notice and cure periods) are cured, during the 12 month period prior to the date on which Tenant seeks to exercise such Expansion Right.

(d)Termination.  The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of an Identified Expansion Space, (i) Tenant fails to timely cure any default by Tenant (following any applicable notice and cure periods) under the Lease; or (ii) Tenant has defaulted (following any applicable notice and cure periods) 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of an Identified Expansion Space, whether or not such defaults (following any applicable notice and cure periods) are cured.

(e)Rights Personal.  The Expansion Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

(f)No Extensions.  The period of time within which the Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

9.Lower Level Premises.  For the avoidance of doubt, the terms of the Third Amendment shall continue to apply with respect to the Lower Level Premises.

10.Parking.  Subject to the terms and conditions of Section 10 of the Lease, Tenant shall have the right, at no additional cost, to use its pro rata share of parking spaces with respect to the Second Expansion Premises and the Third Expansion Premises, respectively, which parking spaces shall be in those areas of the Project designated for non-reserved parking.

11.Signage.  Suite entry signage with respect to the Second Expansion Premises and the Third Expansion Premises, and signage on the directory tablet serving the Building shall be inscribed, painted or affixed for Tenant by Landlord, at Landlord’s cost.

12.OFAC.  Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

13.Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this transaction, other than Colliers International and CBRE. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Colliers International and CBRE, claiming a commission or other form of compensation by virtue of having dealt with Landlord or Tenant, as applicable, with regard to this Fourth Amendment.

14.Miscellaneous.

(a)This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

(c)This Fourth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Fourth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(d)Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment.  In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail.  Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Fourth Amendment as of the date first written above.

TENANT:

ULTRAGENYX PHARMACEUTICAL INC.,
a Delaware corporation

By:/s/ Thomas Kassberg

Print Name: Thomas Kassberg

Its: Chief Business Officer

LANDLORD:

ARE-MA REGION NO. 20, LLC,
a Delaware limited liability company

By:ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

By:ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Kristen Childs
Print Name: Kristen Childs
Its: Vice President, RE Legal Affairs

EXHIBIT A

SECOND EXPANSION PREMISES AND THIRD EXPANSION PREMISES

735942723.11

EXHIBIT B

ACKNOWLEDGMENT OF SECOND AND THIRD

EXPANSION PREMISES COMMENCEMENT DATE

This ACKNOWLEDGMENT OF SECOND AND THIRD EXPANSION PREMISES COMMENCEMENT DATE is made this _____ day of ______________, ____, between ARE-MA REGION NO. 20, LLC, a Delaware limited liability company (“Landlord”), and ULTRAGENYX PHARMACEUTICAL INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease Agreement dated as of October 30, 2015, as amended by that certain First Amendment to Lease Agreement dated as of March 20, 2018, as further amended by that certain Second Amendment to Lease Agreement dated as of July 1, 2018, as further amended by that certain Third Amendment to Lease Agreement dated as of July 29, 2019, and as further amended by that certain Amended and Restated Fourth Amendment to Lease Agreement dated as of July ___, 2020 (as amended, the “Lease”), by and between Landlord and Tenant.  Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Second Expansion Premises Commencement Date is ______________, _____, Third Expansion Premises Commencement Date is ______________, _____, and the termination date of the Base Term of the Lease shall be midnight on April 30, 2025.  In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Second and Third Expansion Premises Commencement Date, this Acknowledgment of Second Expansion Premises Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF SECOND AND THIRD EXPANSION PREMISES COMMENCEMENT DATE to be effective on the date first above written.

LANDLORD: ARE-MA REGION NO. 20, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, its managing member
By:	ARE-QRS CORP., a Maryland corporation, its general partner

By:

Its:

TENANT:ULTRAGENYX PHARMACEUTICAL INC.,

a Delaware corporation

By:
Name:
Title:

735942723.11